                                           Registered Pursuant to Rule 424(b)(2)
                                                              File No. 333-38625
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ THIS PROSPECTUS SUPPLEMENT RELATES TO AN EFFECTIVE REGISTRATION STATEMENT + + UNDER THE SECURITIES ACT OF 1933, AND IS SUBJECT TO COMPLETION OR AMENDMENT. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JULY 16, 1998

          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 12, 1997

                                  $300,000,000

                             [LOGO OF MATTEL, INC.]
                    $150,000,000  % Notes Due July 15, 2003
                    $150,000,000  % Notes Due July 15, 2005

                    Interest payable January 15 and July 15

                                   ---------

The   % Notes  Due  July 15,  2003  and the   %  Notes Due  July  15, 2005  are
 collectively called the "Securities." Interest on the Securities is payable semiannually on each January 15 and July 15, commencing January 15, 1999. The Securities are redeemable, in whole or in part, at the option of
   Mattel, Inc.  (the "Company"  or "Mattel"), at  any time at  a redemption price equal to the greater of (i) 100% of the principal amount of such Securities or (ii) as determined by a Quotation Agent (as defined herein), the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury
        Rate (as defined herein), plus, in each case, accrued interest thereon to the date of redemption.

 The  Securities will  be represented  by one  or more  Global Securities  (as defined herein)  registered in the name of the nominee of  The Depository
     Trust  Company ("DTC").  Except  as described  herein, Securities  in
       definitive  form  will   not  be  issued.   See  "Description  of
         Securities."

THESE  SECURITIES HAVE  NOT  BEEN  APPROVED OR  DISAPPROVED  BY THE  SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
  UPON  THE  ACCURACY  OR  ADEQUACY  OF THIS  PROSPECTUS  SUPPLEMENT  OR  THE
   PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                     UNDERWRITING
                                           PRICE TO  DISCOUNTS AND  PROCEEDS TO
                                           PUBLIC(1)  COMMISSIONS  COMPANY(1)(2)
                                           --------- ------------- -------------
Per Note Due 2003.........................      %           %             %
Per Note Due 2005.........................      %           %             %
Total.....................................   $           $             $

(1) Plus accrued interest, if any, from July  , 1998.
(2) Before deduction of expenses payable by the Company estimated at $   .

  The Securities are offered by the Underwriters when, as and if issued by the Company, delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the Securities in book-entry form will be made through the facilities of DTC on or about July , 1998, against payment in immediately available funds.

CREDIT SUISSE FIRST BOSTON                            MORGAN STANLEY DEAN WITTER

                   Prospectus Supplement dated July  , 1998.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                  NOTICE REGARDING FORWARD-LOOKING STATEMENTS

  Certain information included in this Prospectus Supplement includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act") and is subject to the safe harbor created by that Act. Forward-looking statements can be identified by the use of forward-looking terminology, such as "may," "will," "should," "anticipate," "estimate," "continue," "plans," "intends," or other similar terminology. Such forward-looking statements, with respect to the financial condition, results of operations and business of Mattel, which include, but are not limited to, sales levels, the Mattel and Tyco Toys, Inc. ("Tyco") restructuring charge, cost savings, and profitability, are subject to certain risks and uncertainties that could cause actual results to differ materially form those set forth in such statements. These include without limitation: the Company's dependence on timely development, introduction and customer acceptance of new products; significant changes in buying patterns of major customers; possible weaknesses of international markets; the impact of competition on revenues and margins; the effect of currency fluctuations on reportable income; unanticipated negative results of litigation or environmental matters; and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and filings with the Securities and Exchange Commission.

                                  THE COMPANY

  The Company designs, manufactures, markets and distributes a broad variety of toy products on a worldwide basis. Among the Company's major core brands are BARBIE fashion dolls and doll clothing and accessories; the Company's Disney-licensed toys; FISHER-PRICE toys and juvenile products; SESAME STREET characters; HOT WHEELS vehicles and playsets; MATCHBOX; CABBAGE PATCH KIDS; Tyco Electric Racing and Tyco Radio Control; the UNO and SKIP-BO card games; and the SCRABBLE game, which the Company markets outside of the United States and Canada. These core brands have historically provided the Company with relatively stable growth.

  Mattel was incorporated in California in 1948 and reincorporated in Delaware in 1968. Its executive offices are located at 333 Continental Boulevard, El Segundo, California 90245-5012, telephone (310) 252-2000.

                              RECENT DEVELOPMENTS

ACQUISITION OF THE PLEASANT COMPANIES

  On July 9, 1998, the Company completed its previously announced acquisition of privately held Pleasant Company and several related companies (collectively the "Pleasant Companies"), for $700 million in cash, subject to certain adjustments, and the assumption of certain indebtedness. The Pleasant Companies, founded in 1985, are a Wisconsin-based direct marketer of books, dolls, clothing, accessories and activity products bearing the American Girl brand. For the fiscal year ended December 31, 1997, the Pleasant Companies had consolidated revenues of approximately $300 million.

  The American Girl Collection, Pleasant Company's flagship product line, integrates books, dolls and accessories designed to give girls ages seven and up an understanding of American history and foster pride in the traditions of growing up an American girl. The American Girl brand also includes: American Girl magazine, a bimonthly publication; the American Girl of Today, a line of dolls, accessories and writing journals; A.G. Gear, contemporary clothing and lifestyle accessories; the American Girl advice and activity books; and Bitty Baby, a line of baby dolls designed for girls ages three and older.

  Pleasant Rowland Frautschi, the President and founder of Pleasant Company, has become Vice-Chairman of the Company and a member of the Company's Board of Directors.

RECENT FINANCIAL RESULTS

  On July 16, 1998, the Company announced that net income for the quarter ended June 30, 1998 totaled $60.4 million or $.20 per share, down from $75.6 million or $.25 per share in the year-ago quarter. Net sales for the same period were $861.5 million, versus $972.7 million in the same quarter in 1997, down 10 percent in local currency or 11 percent in U.S. dollars.

  The second quarter was negatively impacted by a $72 million reduction in sales to Toys "R" Us, a $28 million decrease related to discontinued product lines, and a negative exchange impact of $16 million.

  For the first half of 1998, net income was $73.1 million or $.23 per share, down from $80.7 million or $.26 per share in the 1997 first half before a 1997 first quarter charge of $275 million related to the integration of Tyco into Mattel and the related Mattel restructuring. Sales for the six months ended June 30, 1998 were $1.57 billion, versus $1.67 billion for the same period in 1997, down four percent in local currency and six percent in U.S. dollars.

                                USE OF PROCEEDS

  The Company intends to use the net proceeds from the sale of the Securities to repay short-term debt incurred in connection with the acquisition of the Pleasant Companies. See "Recent Developments--Acquisition of the Pleasant Companies."

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company at June 30, 1998, as adjusted to give effect to the sale of the Securities offered hereby. Since the net proceeds from the sale of the Securities will be used to reduce short-term debt (see "Use of Proceeds"), this table does not reflect the use of proceeds of this offering.

                                                            JUNE 30, 1998
                                                        ----------------------
                                                                        AS
                                                          ACTUAL     ADJUSTED
                                                        ----------  ----------
                                                             (DOLLARS IN
                                                             THOUSANDS)
Long-term liabilities:
  6 3/4% Senior Notes due 2000......................... $  100,000  $  100,000
   % Notes Due 2003....................................        --      150,000
   % Notes Due 2005....................................        --      150,000
  Medium-Term Notes....................................    520,500     520,500
  Mortgage Note........................................     43,297      43,297
  Other................................................    134,540     134,540
                                                        ----------  ----------
    Total long-term liabilities........................    798,337   1,098,337
Shareholders' equity:
  Preferred stock, Series C $1.00 par value, $125.00
   liquidation preference
   per share, 0.8 million shares authorized, issued and
   outstanding.........................................        772         772
  Common stock $1.00 par value, 1,000.0 million shares
   authorized;
   300.4 million shares issued ........................    300,381     300,381
  Additional paid-in capital...........................    488,888     488,888
  Treasury stock at cost: 7.7 million shares...........   (267,293)   (267,293)
  Retained earnings....................................  1,515,803   1,515,803
  Accumulated other comprehensive (loss)...............   (236,360)   (236,360)
                                                        ----------  ----------
    Total shareholders' equity.........................  1,802,191   1,802,191
                                                        ----------  ----------
      Total capitalization............................. $2,600,528  $2,900,528
                                                        ==========  ==========

                            SELECTED FINANCIAL DATA

  The selected consolidated financial information of the Company presented in the tables below for each of the five years ended December 31, 1997 and the selected balance sheet and other data as of the end of such years, has been derived from audited consolidated financial statements. The selected consolidated financial information of the Company presented in the tables below for the six months ended June 30, 1998 and 1997, and the selected balance sheet and other data as of June 30, 1998, are unaudited; however, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods, have been included. The results of operations for the six months ended June 30, 1998 may not be indicative of results of operations to be expected for the full year. The tables should be read in conjunction with the Consolidated Financial Statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and the Consolidated Financial Statements and notes thereto included in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998, incorporated by reference in the accompanying Prospectus.

                                                                                        FOR THE SIX MONTHS
                                     FOR THE YEAR ENDED DECEMBER 31,(A)                   ENDED JUNE 30,
                           ----------------------------------------------------------  ----------------------
(IN THOUSANDS, EXCEPT PER
SHARE
AND PERCENTAGE              1993(B)       1994        1995        1996        1997        1997        1998
INFORMATION)               ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                                                            (UNAUDITED)
OPERATING RESULTS:
 Net sales..............   $3,445,934  $3,971,226  $4,369,816  $4,535,332  $4,834,616  $1,666,176  $1,566,690
 Gross profit...........    1,592,471   1,881,060   2,067,740   2,219,758   2,400,000     781,648     728,666
  % of net sales........           46%         47%         47%         49%         50%         47%         47%
 Operating profit (c)...      383,792     525,928     616,551     636,982     790,212     153,475     134,390
  % of net sales........           11%         13%         14%         14%         16%          9%          9%
 Restructuring and
  integration charges
  (d)...................      143,214      76,700       8,900         --      275,000     275,000         --
 Income (loss) before
  income taxes,
  extraordinary items
  and cumulative effect
  of changes in
  accounting principles.      153,306     362,157     504,668     536,756     425,082    (159,675)    102,373
 Provision (benefit) for
  income taxes..........       87,335     137,487     166,779     164,532     135,288     (30,685)     29,320
 Income (loss) before
  extraordinary items
  and cumulative effect
  of changes in
  accounting principles.       65,971     224,670     337,889     372,224     289,794    (128,990)     73,053
 Extraordinary item--
  loss on early
  retirement of debt....      (14,681)        --          --          --       (4,610)        --          --
 Cumulative effect of
  changes in accounting
  principles............       (4,022)        --          --          --          --          --          --
 Net income (loss)......       47,268     224,670     337,889     372,224     285,184    (128,990)     73,053
INCOME PER COMMON SHARE
 (e):
 Income (loss) before
  extraordinary items
  and cumulative effect
  of changes in
  accounting principles
 Basic..................         0.22        0.74        1.13        1.26        0.96       (0.46)        .24
 Diluted................         0.22        0.73        1.11        1.23        0.94       (0.46)        .23
 Net income (loss)
 Basic..................         0.15        0.74        1.13        1.26        0.95       (0.46)        .24
 Diluted................         0.15        0.73        1.11        1.23        0.93       (0.46)        .23
 Dividends Declared Per
  Common Share (e)......         0.12        0.15        0.19        0.24        0.27        0.13         .15

                                            DECEMBER 31,(A)
                         ------------------------------------------------------  JUNE 30,
(IN THOUSANDS, EXCEPT     1993(B)      1994       1995       1996       1997       1998
RATIO INFORMATION)       ---------- ---------- ---------- ---------- ---------- -----------
                                                                                (UNAUDITED)
BALANCE SHEET AND OTHER
 DATA:
 Cash and marketable
  securities............ $  555,617 $  290,157 $  511,061 $  550,271 $  694,947 $  151,949
 Accounts receivable,
  net...................    829,098    990,346    886,344    948,940  1,091,416  1,249,205
 Inventories............    313,895    405,427    407,551    444,178    428,844    627,534
 Total assets...........  2,744,799  3,150,438  3,341,370  3,581,142  3,803,791  3,676,952
 Short-term borrowings..     68,963     57,531     76,443     28,924     17,468    191,454
 Long-term liabilities..    580,154    606,430    721,739    633,342    808,297    798,337
 Shareholders' equity...  1,095,258  1,385,777  1,551,680  1,805,923  1,822,070  1,802,191
 Ratio of earnings to
  fixed charges(f)......      2.50x      4.49x      5.09x      5.40x      4.90x      3.54x

-------
(a) Consolidated financial information for 1993 through 1997 has been restated retroactively for the effects of the March 1997 merger with Tyco, accounted for as a pooling of interests.
(b) Consolidated financial information for 1993 has been restated retroactively for the effects of the November 1993 merger with Fisher-Price, Inc. ("Fisher-Price"), accounted for as a pooling of interests.
(c) Represents income from operations before restructuring and integration charges, interest expense and provision (benefit) for income taxes.
(d) In 1997, amount represents a nonrecurring charge for transaction, integration and restructuring costs related to the merger with Tyco. In 1995, the nonrecurring charge represents a restructuring program to reduce operating expenses at certain of Tyco's business units. In 1994, amount represents a nonrecurring charge principally related to the consolidation of manufacturing operations and the reduction of headquarters expense and support functions worldwide. In 1993, the nonrecurring charge primarily represents transaction, integration and restructuring costs related to the merger with Fisher-Price.
(e) Per share data reflect the retroactive effect of stock splits distributed to shareholders in March 1996, and January 1995 and 1994, and the mergers with Tyco and Fisher-Price in 1997 and 1993, respectively.
(f) The ratio of earnings to fixed charges is computed by dividing income before taxes, extraordinary items, cumulative effect of changes in accounting principles, fixed charges, minority interest and undistributed income of less-than-majority-owned affiliates by fixed charges. Fixed charges are the sum of interest costs (whether expensed or capitalized) and the portion of aggregate rental expense (one-third) which is estimated to represent the interest factor in such rentals.

                           DESCRIPTION OF SECURITIES

GENERAL

  The following description of the particular terms of the Securities offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which reference is hereby made. The Securities will be issued under the Indenture dated as of February 15, 1996 (the "Indenture") between the Company and Chase Trust Company of California (formerly Chemical Trust Company of California), as trustee (the "Trustee"). The Securities will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company.

  The Notes Due 2003 will mature on July 15, 2003 and will bear interest at the rate of % per annum from July , 1998. The Notes Due 2005 will mature on July 15, 2005 and will bear interest at the rate of % per annum from July , 1998. Interest on the Securities will be payable semiannually on each January 15 and July 15, commencing January 15, 1999, to the persons in whose names the Securities are registered at the close of business on the preceding January 1 and July 1, respectively; provided, however, that interest payable at maturity will be payable to the persons to whom the principal of such Securities shall be payable. Interest on the Securities will be computed on the basis of a 360-day year consisting of twelve 30-day months.

OPTIONAL REDEMPTION

  The Securities will be redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Securities or (ii) as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued interest thereon to the date of redemption.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Securities to be redeemed.

  Unless the Company defaults in payment of the redemption price, interest will cease to accrue on the Securities or portions thereof called for redemption on and after the redemption date.

  The Securities will not be entitled to the benefit of a sinking fund.

  "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable
Treasury Price for such redemption date, plus    % with respect to the Notes
Due 2003 and    % with respect to the Notes Due 2005.

  "Comparable Treasury Issue" means, with respect to the Notes Due 2003 or the Notes Due 2005 as the case may be, the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of such Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities.

  "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, the average of the Reference Treasury Dealer Quotations for such redemption date.

  "Quotation Agent" means one of the Reference Treasury Dealers appointed by the Company and certified to the Trustee by the Company.

  "Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer and certify the same to the Trustee; and any other Primary Treasury Dealer selected by the Company and certified to the Trustee by the Company.

  "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company and certified to the Trustee by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

BOOK-ENTRY SYSTEM

  The Securities will be represented by one or more Global Securities. Each Global Security will be deposited with, or on behalf of, DTC, and registered in the name of a nominee of DTC. The Global Security will not be exchangeable for Certificated Notes, except under the circumstances described in the accompanying Prospectus under "Description of Debt Securities--Payment of Interest and Exchange--Global Debt Securities and Book-Entry System."

  A further description of the DTC's procedures with respect to Global Securities is set forth in the accompanying Prospectus under "Description of Debt Securities--Payment of Interest and Exchange--Global Debt Securities and Book-Entry System." DTC has confirmed that it intends to follow such procedures.

                                 UNDERWRITING

  Under the terms and subject to the conditions contained in the Underwriting Agreement and the Terms Agreement dated July , 1998 (collectively, the "Underwriting Agreement"), the Underwriters named below (the "Underwriters") have severally but not jointly agreed to purchase from the Company the following respective principal amounts of the Securities:

                                                       PRINCIPAL    PRINCIPAL
                                                       AMOUNT OF    AMOUNT OF
                                                       NOTES DUE    NOTES DUE
   UNDERWRITER                                            2003         2005
   -----------                                        ------------ ------------
   Credit Suisse First Boston Corporation............ $            $
   Morgan Stanley & Co. Incorporated.................
                                                      ------------ ------------
       Total......................................... $150,000,000 $150,000,000
                                                      ============ ============

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all the Securities if any are purchased. The Underwriting Agreement provides that in the event of default by an Underwriter, in certain circumstances the purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  The Company has been advised by the Underwriters that the Underwriters propose to offer the Securities to the public initially at the public offering prices set forth on the cover page of this Prospectus Supplement and to certain dealers at such prices less a concession of % of the principal amount
per Note Due 2003 and   % of the principal amount per Note Due 2005, and the
Underwriters and such dealers may allow a discount of   % of such principal
amount per Note Due 2003 and Note Due 2005 on sales to certain other dealers. After the initial public offering, the public offering prices and concessions and discounts to dealers may be changed by the Underwriters.

  The Securities are new issues of securities with no established trading market. The Securities will not be listed on any securities exchange. The Underwriters have advised the Company that they intend to act as market makers for the Securities. However, the Underwriters are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Securities.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments which any Underwriter may be required to make in respect thereof.

  The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the Securities so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve the purchase of the Securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the prices of the Securities to be higher than they would otherwise be in the absence of such transactions.

  The Underwriters and their respective affiliates may be lenders to, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

                         NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

  The distribution of the Securities in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of Securities are effected. Accordingly, any resale of the Securities in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Securities.

REPRESENTATIONS OF PURCHASERS

  Each purchaser of Securities in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Securities without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

  The Securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

  All of the Company's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against the Company or such persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

  A purchaser of Securities to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Securities acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Securities acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

  Canadian purchasers of Securities should consult their own legal and tax advisers with respect to the tax consequences of an investment in the Securities in their particular circumstances and with respect to the eligibility of the Securities for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

  The validity of the Securities will be passed upon for the Company by Irell & Manella LLP, Los Angeles, California, counsel for the Company, and for the Underwriters by O'Melveny & Myers LLP, Los Angeles, California. Ronald M. Loeb, of counsel to the law firm of Irell & Manella LLP, is a Director of the Company and is the beneficial owner of 103,795 shares of the Company's Common Stock, including 20,000 shares of Common Stock which may be acquired upon the exercise of options.

[LOGO OF MATTEL, INC.]

                                 COMMON STOCK
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                DEBT SECURITIES
                              WARRANTS OR RIGHTS
                              UNITS OF SECURITIES

                                ---------------

  Mattel, Inc. ("Mattel" or the "Company") may offer from time to time under this Prospectus in one or more series (i) shares of its common stock, $1.00 par value per share ("Common Stock"), (ii) shares of its preferred stock, $1.00 par value per share ("Preferred Stock"), which may be convertible into shares of Common Stock, (iii) depositary shares ("Depositary Shares") representing a fractional interest in a share of Preferred Stock, (iv) debt securities of the Company ("Debt Securities"), which may be convertible into shares of Common Stock, Preferred Stock and/or Depositary Shares, (v) warrants or rights ("Warrants") to acquire Common Stock, Preferred Stock, Depositary Shares and/or Debt Securities, and (vi) units ("Units") consisting of two or more of the foregoing securities, with an aggregate initial public offering price of up to $376,700,000 or the equivalent thereof in one or more foreign currencies or composite currencies. The Common Stock, Preferred Stock, Debt Securities, Depositary Shares, Warrants and Units (collectively, the "Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms to be determined at the time of each offering hereunder and to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

  The specific terms of the Securities for which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable, (i) in the case of Common Stock, the aggregate number of shares offered and the offering price; (ii) in the case of Preferred Stock and Depositary Shares, the specific designation and stated value per share, the aggregate number of shares offered, any dividend (including the method of calculating payment of dividends), liquidation, redemption, voting and other rights, any terms for conversion or exchange into shares of Common Stock, the offering price and, if Depositary Shares are offered, the fraction of a share of Preferred Stock represented by each Depositary Share; (iii) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking, priority, currency, denominations, maturity (which may be fixed or extendible), any security, any premium or discount, interest rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder, terms for sinking fund payments, terms for conversion or exchange into Preferred Stock, Depositary Shares or Common Stock, form (which may be bearer or registered, certificated or global), covenants and the offering price; (iv) in the case of Warrants, the number and terms thereof, the designation of the number and type of securities issuable upon their exercise, the exercise price, the duration and detachability thereof, and the offering price; and (v) in the case of Units, a description of the securities comprising such Units and the offering price thereof.

  The applicable Prospectus Supplement will also contain information, where appropriate, about certain United States federal income tax considerations relating to the Securities covered thereby, any listing on a securities exchange of the Securities covered thereby, in the case of Debt Securities or Warrants for Debt Securities, any relationships between the Company and the applicable trustee or any other terms, as applicable.

                                ---------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
   AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE  COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED  UPON THE  ACCURACY  OR ADEQUACY  OF  THIS PROSPECTUS.  ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

  The Securities may be offered directly by the Company or to or through agents, underwriters or dealers designated from time to time by the Company, as set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

                                ---------------

November 12, 1997

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND THEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER, DEALER OR AGENT. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT SHALL CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR IN ANY PROSPECTUS SUPPLEMENT IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF OR OF SUCH PROSPECTUS SUPPLEMENT.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    3
Incorporation of Certain Documents by Reference...........................    3
The Company...............................................................    4
Use of Proceeds...........................................................    4
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges
 and Preferred Stock Dividends............................................    5
Description of Debt Securities............................................    5
Description of Capital Stock..............................................   14
Description of Depositary Shares..........................................   18
Description of Securities Warrants........................................   21
Description of Units of Securities........................................   23
Plan of Distribution......................................................   24
Legal Matters.............................................................   25
Experts...................................................................   25

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") relating to the Securities offered hereby. This Prospectus and any Prospectus Supplement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is hereby made to the Registration Statement and the Exhibits and Schedules thereto. Statements contained herein concerning the provisions of certain documents are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

  Mattel is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by Mattel can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511; and 13th Floor, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information concerning the Company are also available for inspection at the offices of the New York Stock Exchange, Inc. (the "NYSE"), at 20 Broad Street, New York, New York 10005 and The Pacific Exchange, Inc. at 301 Pine Street, San Francisco, California 94104, on which exchanges certain securities of Mattel are listed. The Commission also maintains a website that contains reports, proxy, registration and information statements and other information filed electronically with the Commission at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which Mattel has filed with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in, and shall be deemed to be a part of, this Prospectus:

    (i) Mattel's Annual Report on Form 10-K for the year ended December 31,
  1996;

    (ii) Mattel's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

    (iii) Mattel's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

    (iv) Mattel's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

    (v) Current Reports on Form 8-K filed by Mattel with the Commission dated February 5, 1997; February 14, 1997; March 5, 1997; March 19, 1997; March 20, 1997; March 27, 1997; April 17, 1997; April 25, 1997; May 15, 1997;
  July 25, 1997; July 30, 1997; October 9, 1997 and October 21, 1997;

    (vi) The description of the Company's Series B Voting Convertible Exchangeable Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock") and Series C Mandatorily Convertible Redeemable Preferred Stock, par value $1.00 per share (the "Series C Preferred Stock") and Series C Depositary Shares set forth in Mattel's and Tyco Toys, Inc.'s ("Tyco") joint proxy statement and prospectus filed with the Commission on Form S-4 dated February 14, 1997; and

    (vii) The description of the Company's Common Stock contained in the Company's Current Report on Form 8-K filed with the Commission on July 22, 1996.

  All documents filed by Mattel pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part thereof from the respective dates of filing of such documents. Any statement contained in this Prospectus or in any Prospectus Supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and any Prospectus Supplement to the extent that a statement contained herein or in any Prospectus Supplement (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Prospectus) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus or any Prospectus Supplement except as so modified or superseded.

  The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents which have been incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to:
Secretary, Mattel, Inc., 333 Continental Boulevard, El Segundo, California 90245-5012, telephone (310) 252-2000.

                                  THE COMPANY

  Mattel, Inc. designs, manufactures, markets and distributes a broad variety of toy products on a worldwide basis. The Company's business is dependent in great part on its ability each year to redesign, restyle and extend existing core products and product lines and to design and develop innovative new toys and product lines. New products have limited lives, ranging from one to three years, and generally must be updated and refreshed each year.

  Core brands have historically provided the Company with relatively stable growth. Among the Company's major core brands are BARBIE fashion dolls and doll clothing and accessories; the Company's Disney-licensed toys; FISHER-PRICE toys and juvenile products; SESAME STREET characters; HOT WHEELS vehicles and playsets; MATCHBOX; CABBAGE PATCH KIDS; Tyco Electric Racing and Tyco Radio Control; the UNO and SKIP-BO card games; and the SCRABBLE game, which the Company markets outside of the United States and Canada.

  Mattel was incorporated in California in 1948 and reincorporated in Delaware in 1968. Its executive offices are located at 333 Continental Boulevard, El Segundo, California 90245-5012, telephone (310) 252-2000.

                                USE OF PROCEEDS

  Except as otherwise set forth in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, which may include additions to working capital, reduction of indebtedness of the Company, financing of capital expenditures, potential acquisitions and the repurchase by the Company of its Common Stock. Funds not required immediately for such purposes may be invested temporarily in short-term marketable securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

  The following table sets forth the Company's unaudited ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated.

                                         FOR THE NINE       FOR THE YEARS
                                         MONTHS ENDED      ENDED DECEMBER
                                        SEPTEMBER 30,         31,(A)(B)
                                        -------------- ------------------------
                                         1997    1996  1996 1995 1994 1993 1992
                                        ------ ------- ---- ---- ---- ---- ----
Ratio of earnings to fixed charges(c)..   3.02   5.51  5.40 5.09 4.49 2.50 4.21
Ratio of earnings to combined fixed
 charges and preferred stock
 dividends(c)..........................   2.72   5.23  5.09 4.84 4.21 2.39 4.01

--------
(a) The consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for all periods presented have been restated for the effects of the March 1997 merger of Tyco into the Company, accounted for as a pooling of interests.

(b) The consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for 1993 and 1992 have been restated for the effects of the November 1993 merger of Fisher-Price, Inc. into a wholly-owned subsidiary of the Company, accounted for as a pooling of interests.

(c) The ratio of earnings to fixed charges is computed by dividing income before taxes, extraordinary items, cumulative effect of changes in accounting principles, fixed charges, minority interest and undistributed income of less-than-majority-owned affiliates (as used in this footnote
    (c), "earnings") by fixed charges. Fixed charges are the sum of interest costs (whether expensed or capitalized) and the portion of aggregate rental expense (one-third) which is estimated to represent the interest factor in such rentals. The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by the sum of fixed charges plus dividends on the Company's outstanding shares of preferred stock during the indicated period.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities offered hereby are to be issued under an indenture, dated as of February 15, 1996 (the "Indenture"), between the Company and Chase Trust Company of California (formerly Chemical Trust Company of California), as Trustee (the "Trustee"), which Indenture may be supplemented from time to time by supplemental indentures. The following summary of certain provisions of the Indenture, a copy of which was filed as an exhibit to the Registration Statement, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture, including the definition therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

GENERAL

  The Debt Securities will either rank equally with all other unsecured and unsubordinated indebtedness of the Company or, if so provided in the Prospectus Supplement, be subordinated to other obligations of the Company.

  The Debt Securities that may be offered under the Indenture are not limited in amount. The Debt Securities may be issued in one or more series with the same or various maturities, at par, at a premium, or with an original issue discount. The Prospectus Supplement will set forth the initial offering price, the aggregate principal amount and the following terms of the Debt Securities in respect of which this Prospectus is delivered: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the date or dates on which principal on such Debt Securities will be payable; (4) the rate or rates and, if applicable, the method used to determine the rate including any commodity, commodity index, stock exchange index or financial index, at which such Debt Securities will bear interest, if any, the date or dates from which such interest will accrue, the dates on which such interest shall be payable and the record date for the interest payable on any interest payment date; (5) the place or places where principal of, premium, if any, and interest on such Debt Securities will be payable, or the method of such payment; (6) the period or periods within which, the price or prices at which and the terms and conditions upon which the Debt Securities may be redeemed in whole or in part at the option of the Company; (7) the obligation, if any, of the Company to redeem or purchase the Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof; (8) the denominations of such Debt Securities, if other than denominations of $1,000 and any integral multiple thereof; (9) the portion of principal amount of such Debt Securities that shall be payable upon acceleration, if other than the principal amount thereof; (10) the currency of denomination of such Debt Securities; (11) the designation of the currency or currencies in which payment of principal of and interest on such Debt Securities will be made;
(12) if payments of principal of, premium, if any, or interest on the Debt Securities are to be made in currency other than the denominated currency, the manner in which the exchange rate with respect to such payments will be determined; (13) the manner in which the amounts of payment of principal of, premium, if any, or interest on such Debt Securities will be determined, if such amounts may be determined by reference to an index based on a currency or currencies other than that in which the Debt Securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index; (14) the subordination provisions, if any, relating to such Debt Securities; (15) any provision for the conversion or exchange of such Debt Securities; (16) if such Debt Securities are to be issued upon the exercise of Warrants, the authentication and delivery provisions relating to such Debt Securities; (17) the provisions, if any, relating to any security provided for such Debt Securities; (18) any addition to or change in the Events of Default described herein or in the Indenture with respect to such Debt Securities and any change in the acceleration provisions described herein or in the Indenture with respect to such Debt Securities; (19) any addition to or change in the covenants described herein or in the Indenture with respect to such Debt Securities; (20) any other terms of such Debt Securities, which other terms will not be inconsistent with the provisions of the Indenture; and (21) any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the Debt Securities other than those originally appointed. (Indenture (S) 2.2) The Prospectus Supplement will also set forth any federal income tax, accounting or special considerations applicable to the Debt Securities.

PAYMENT OF INTEREST AND EXCHANGE

  Each Debt Security will be represented by either a global security (a "Global Debt Security") registered in the name of The Depository Trust Company, as Depository ("DTC" or the "Depository") or a nominee of the Depository (each such Debt Security represented by a Global Debt Security being herein referred to as a "Book-Entry Debt Security") or a certificate issued in definitive registered form (a "Certificated Debt Security"), as set forth in the applicable Prospectus Supplement. Except as set forth under "Global Debt Securities and Book-Entry System" below, Book-Entry Debt Securities will not be issuable in certificated form.

  Certificated Debt Securities. Certificated Debt Securities may be transferred or exchanged at the Trustee's office or paying agencies in accordance with the terms of the Indenture. No service charge will be made for any transfer or exchange of Certificated Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Certificated Debt Securities will not be exchangeable for Book-Entry Debt Securities, except under the circumstances described below under "Global Debt Securities and Book-Entry System." (Indenture (S)(S) 2.4 and 2.7)

  The transfer of Certificated Debt Securities and the right to the principal of, premium, if any, and interest on such Certificated Debt Securities may be effected only by surrender of the old certificate representing such Certificated Debt Securities and either reissuance by the Company or the Trustee of the old certificate to the new Holder or the issuance by the Company or the Trustee of a new certificate to the new Holder.

  Global Debt Securities and Book-Entry System. Each Global Debt Security representing Book-Entry Debt Securities will be deposited with, or on behalf of, the Depository, and registered in the name of the Depository or a nominee of the Depository. Except as set forth below, Book-Entry Debt Securities will not be exchangeable for Certificated Debt Securities and will not otherwise be issuable as Certificated Debt Securities.

  The procedures that the Depository has indicated it intends to follow with respect to Book-Entry Debt Securities are set forth below.

  Ownership of beneficial interests in Book-Entry Debt Securities will be limited to persons that have accounts with the Depository for the related Global Debt Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Global Debt Security, the Depository will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Book-Entry Debt Securities represented by such Global Debt Security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Book-Entry Debt Securities. Ownership of Book-Entry Debt Securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depository for the related Global Debt Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Book-Entry Debt Securities.

  So long as the Depository for a Global Debt Security, or its nominee, is the registered owner of such Global Debt Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Debt Securities represented by such Global Debt Security for all purposes under the Indenture. Except as set forth below, owners of Book-Entry Debt Securities will not be entitled to have such securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing such securities and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning Book-Entry Debt Securities must rely on the procedures of the Depository for the related Global Debt Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture.

  The Company understands, however, that under existing industry practice, the Depository will authorize the persons on whose behalf it holds a Global Debt Security to exercise certain rights of holders of Debt Securities, and the Indenture provides that the Company, the Trustee and their respective agents will treat as the holder of a Debt Security the persons specified in a written statement of the Depository with respect to such Global Debt Security for purposes of obtaining any consents or directions required to be given by holders of the Debt Securities pursuant to the Indenture. (Indenture
(S) 2.14.6)

  Payments of principal, premium, if any, and interest on Book-Entry Debt Securities will be made to the Depository or its nominee, as the case may be, as the registered holder of the related Global Debt Security. (Indenture
(S) 2.14.5) None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Debt Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that the Depository, upon receipt of any payment of principal, premium, if any, or interest on a Global Debt Security, will immediately credit participants' accounts with payments in amounts proportionate to the respective amounts of Book-Entry Debt Securities held by each such participant as shown on the records of such Depository. The Company also expects that payments by participants to owners of beneficial interests in Book-Entry Debt Securities held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

  If (i) the Depository is at any time unwilling or unable to continue as Depository or ceases to be a clearing agency registered under the Exchange Act, and a successor Depository registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, (ii) the Company determines, at any time and in its sole discretion, not to have any of the Book-Entry Debt Securities represented by one or more Global Debt Securities or (iii) an event shall have happened and be continuing which is or after notice or lapse of time or both, would be an Event of Default (as defined), the Company will issue Certificated Debt Securities in exchange for such Global Debt Security or Securities. Any Certificated Debt Securities issued in exchange for a Global Debt Security will be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depository from participants with respect to ownership of Book-Entry Debt Securities relating to such Global Debt Security.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in such Direct Participant's accounts, eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

  DTC is owned by a number of its Direct Participants and by the NYSE, The American Stock Exchange, Inc. and The National Association of Securities Dealers, Inc. Access to DTC's Book-Entry System is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Direct and Indirect Participants are on file with the Commission.

  The foregoing information in this section concerning the Depository and the Depository's Book-Entry System has been obtained from sources the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

NO PROTECTION IN THE EVENT OF A CHANGE OF CONTROL

  Unless otherwise set forth in the Prospectus Supplement, the Debt Securities will not contain any provisions which may afford holders of the Debt Securities protection in the event of a change in control of the Company or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control of the Company).

CERTAIN COVENANTS OF THE COMPANY

  Limitation on Liens. The Company shall not and shall not permit any Subsidiary to create, assume or suffer to exist any Lien (as defined) upon any of the their respective assets, except for: (i) Liens existing on the date of the Indenture or arising under the Indenture; (ii) any extension, renewal or replacement (or successive extensions, renewals or replacements) of any Lien existing on the date of the Indenture if limited to the same property subject to, and securing not more than the amount secured by, the Lien extended, renewed or replaced; (iii) Liens on Current Assets (as defined) (or on any promissory notes received in satisfaction of any of the accounts receivable of the Company or any of its Subsidiaries) securing Indebtedness (as defined) incurred to finance working capital requirements, provided, however, that the Indebtedness secured by such Lien does not mature later than 36 months from the date incurred; (iv) certain Liens incurred in the ordinary course of business; (v) Liens on property that are in existence at the time the Company or its Subsidiaries acquire such property, provided that such Liens (A) are not incurred in connection with, or in contemplation of, the acquisition of the property acquired and (B) do not extend to or cover any property or assets of the Company or any Subsidiary other than the property so acquired; (vi) purchase money Liens upon or in any real or personal property (including fixtures and other equipment) acquired or held by the Company or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing or refinancing the acquisition or improvement of or construction costs related to such property, provided that no such Lien shall extend to or cover any property other than the property being acquired or improved; (vii) any interest or title of a lessor in the property subject to any Capitalized Lease or Sale/Leaseback Transaction that is permitted under the restrictions described below under "--Limitation on Sale/Leaseback Transactions;" or (viii) other Liens securing Indebtedness in an aggregate principal amount which, together with the aggregate outstanding principal amount of all other Indebtedness of the Company and its Subsidiaries secured by Liens permitted under the terms of this subsection (viii) and the aggregate amount of the Sale/Leaseback Transactions which would otherwise be permitted under the restrictions described below in clause (i) under the caption "-- Limitation on Sale/Leaseback Transactions," does not at the time any such Lien is incurred exceed ten percent of the Consolidated Net Tangible Assets (as defined) as shown in the latest audited consolidated balance sheet of the Company and its Subsidiaries.

  Limitation on Sale/Leaseback Transactions. The Company shall not, and shall not permit any Subsidiary, to enter into any Sale/Leaseback Transaction, unless either (i) the Company or such Subsidiary would be entitled, pursuant to subsection (viii) under "--Limitation on Liens," to incur Indebtedness in a principal amount equal to or exceeding the amount of such Sale/Leaseback Transaction, secured by a Lien on the property to be leased; or (ii) the Company or such Subsidiary, within 90 days after the effective date of such transaction, applies or unconditionally agrees to apply to the retirement of Indebtedness an amount equal to the greater of the net proceeds of the Sale/Leaseback Transaction or the fair value, in the opinion of the Board of Directors, of such property at the time of such transaction (in either case adjusted to reflect the remaining term of the lease).

  Merger, Consolidation, or Sale of Assets. The Company may not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, another corporation, person or entity unless (i) the Company is the surviving person or the successor or transferee is a corporation organized under the laws of the United States, any state thereof or the District of Columbia, (ii) the successor assumes all the obligations of the Company under the Debt Securities and the Indenture, and
(iii) immediately after such transaction no Event of Default (as defined) exists.

CERTAIN DEFINITIONS

  Set forth below are certain significant terms which are defined in Section
1.1 of the Indenture:

  "Capitalized Lease" means any lease of property where the obligations of the lease are required to be classified and accounted for as a capitalized lease on a balance sheet of such lessee under generally accepted accounting principles.

  "Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Subsidiaries on a consolidated basis (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups occurring after January 1, 1988 of capital assets (excluding in any case write-ups in connection with accounting for acquisitions in conformity with generally accepted accounting principles), after deducting therefrom (i) all current liabilities of the Company and its Subsidiaries, (ii) all investments in unconsolidated Subsidiaries of the Company and in persons which are not Subsidiaries of the Company (except, in each case, investments in marketable securities) and (iii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangible items, all as set forth on the most recently available consolidated balance sheet of the Company and its Subsidiaries, prepared in conformity with generally accepted accounting principles.

  "Current Assets" means any asset of the Company or any of its Subsidiaries that would be classified as a current asset on an audited consolidated balance sheet of the Company prepared, in accordance with generally accepted accounting principles, on the date any Lien on such asset is incurred.

  "Discount Security" means any Debt Security that provides for an amount less than the stated principal amount thereof to be due and payable upon declaration of acceleration of the maturity thereof pursuant to the terms of the Indenture.

  "Indebtedness" means, with respect to any person, and without duplication:

    (1) any liability of such person (A) for borrowed money, or (B) for any letter of credit for the account of such person supporting obligations of such person or other persons, or (C) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business), or (D) for the payment of money relating to a Capitalized Lease;

    (2) any liability of others described in the preceding clause (1) that the person has guaranteed or that is otherwise its legal liability; and

    (3) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) and
  (2) above.

  "Lien" means any lien, security interest, charge, mortgage, pledge or other encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

  "Sale/Leaseback Transaction" means any arrangement with any person (other than the Company or any of its Subsidiaries) providing for the leasing by the Company or any of its Subsidiaries of any property which has been or is to be sold or transferred by the Company or such Subsidiary to such person or to any person (other than the Company or any of its Subsidiaries) to which funds have been or are to be advanced by such person on the security of the leased property.

  "Subsidiary" of any specified person means (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person or by such person and a subsidiary or subsidiaries of such person or by a subsidiary or subsidiaries of such person or (ii) any other person (other than a corporation) in which such person or such person and a subsidiary or subsidiaries of such person or a subsidiary or subsidiaries of such person directly or indirectly, at the date of determination thereof has at least majority ownership interest.

EVENTS OF DEFAULT

  The following will be Events of Default under the Indenture with respect to Debt Securities of any series: (a) default in the payment of any interest upon any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days; (b) default in the payment of principal of or premium, if any, on any Debt Security of that series when due; (c) default in the deposit of any sinking fund payment, when and as due in respect of any Debt Security of that series; (d) default in the performance or breach of any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty that has been included in the Indenture solely for the benefit of a series of Debt Securities other than that series), which default continues uncured for a period of 60 days after written notice to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the outstanding Debt Securities of that series as provided in the Indenture; (e) unless the terms of such series otherwise provide, an event of default under any Indebtedness for money borrowed by the Company (including a default with respect to Debt Securities of any series other than that series) or any Subsidiary (or the payment of which is guaranteed by the Company or a Subsidiary), whether such Indebtedness or guarantee now exists or shall hereafter be created, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity or (2) relates to an obligation other than the obligation to pay such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity or the maturity of which has been so accelerated, aggregates $25 million or more at any one time outstanding; (f) certain events of bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Debt Securities of that series that is described in the Prospectus Supplement accompanying this Prospectus. The occurrence of an Event of Default would constitute an event of default under certain of the Company's existing bank lines. In addition, the occurrence of certain Events of Default or an acceleration under the Indenture would constitute an event of default under certain other indebtedness of the Company.

  If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series may, by a notice in writing to the Company (and to the Trustee if given by the holders), declare to be due and payable immediately the principal (or, if the Debt Securities of that series are Discount Securities, such portion of the principal amount as may be specified in the terms of that series) and premium, if any, of all Debt Securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) and premium, if any, of all outstanding Debt Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of outstanding Debt Securities. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of that series may, subject to the Company having paid or deposited with the Trustee a sum sufficient to pay overdue interest and principal which has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal and premium, if any, with respect to Debt Securities of that series, have been cured or waived as provided in the Indenture. (Indenture (S) 6.2) For information as to waiver of defaults see the discussion set forth below under "--Modification and Waiver." Reference is made to the Prospectus Supplement relating to any series of Debt Securities that are Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

  The Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of outstanding Debt Securities, unless the Trustee receives indemnity satisfactory to it against any loss, liability or expense. (Indenture (S) 7.1
(e)) Subject to certain rights of the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Indenture (S) 6.12)

  No holder of any Debt Security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee, or for any remedy under the Indenture, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series and unless also the holders of at least 25% in principal amount of the outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Indenture (S) 6.7) Notwithstanding the foregoing, the holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and any interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment. (Indenture (S) 6.8)

  The Indenture requires the Company, within 90 days after the end of each of its fiscal years, to furnish to the Trustee a statement as to compliance with the Indenture. (Indenture (S) 4.3) The Indenture provides that the

Trustee may withhold notice to the holders of Debt Securities of any series of any Default or Event of Default (except in payment on any Debt Securities of such series) with respect to Debt Securities of such series if it in good faith determines that withholding such notice is in the interest of the holders of Debt Securities. (Indenture (S) 7.5)

MODIFICATION AND WAIVER

  Modifications to, and amendments of, the Indenture may be made by the Company and the Trustee with the consent of the holders of at least a majority in principal amount of the outstanding Debt Securities of each series affected by such modifications or amendments, provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security affected thereby: (a) change the amount of Debt Securities whose holders must consent to an amendment or waiver; (b) reduce the rate of or extend the time for payment of interest (including default interest) on any Debt Security; (c) reduce the principal or premium, if any, or change the fixed maturity of any Debt Security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of Debt Securities; (d) waive a default in the payment of the principal of, premium, if any, or interest on any Debt Security (except a rescission of acceleration of the Debt Securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding Debt Securities of such series and a waiver of the payment default that resulted from such acceleration); (e) make the Debt Security payable in currency other than that stated in the Debt Security; (f) make any change to certain provisions of the Indenture relating to, among other things, the right of holders of Debt Securities to receive payment of the principal, premium, if any, and interest on such Debt Securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or (g) waive a redemption payment with respect to any Debt Security or change any of the provisions with respect to the redemption of any Debt Securities. (Indenture (S) 9.3)

  The holders of at least a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by Mattel with provisions of the Indenture other than certain specified provisions. (Indenture (S) 9.2) The holders of a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all the Debt Securities of such series waive any past default under the Indenture with respect to such series and its consequences, except a default in the payment of the principal of, premium, if any, or any interest on any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Debt Security of that series affected. (Indenture (S) 6.13)

DEFEASANCE OF DEBT SECURITIES OR CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

  Defeasance and Discharge. The Indenture provides that the Company may be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and the treatment of funds held by paying agents) upon the deposit with the Trustee, in trust, of money and/or government obligations in the same currency as such series that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such discharge may occur only if, among other things, (a) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or, since the date of execution of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that holders of the Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

and (b) such discharge will not be applicable to any Debt Securities of such series then listed on the New York Stock Exchange or any other securities exchange if such discharge would cause said Debt Securities to be de-listed as a result thereof. (Indenture (S) 8.3)

  Defeasance of Certain Covenants. The Indenture provides that unless otherwise provided by the terms of the applicable series of Debt Securities, upon compliance with certain conditions, (i) the Company may omit to comply with certain covenants, including the restrictive covenants described above under the caption "Certain Covenants of the Company"; and (ii) the Events of Default described in clause (e) of the first paragraph under "Events of Default" shall be inapplicable to such series. The conditions include: the deposit with the Trustee of money and/or government obligations in the same currency as such series that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal, premium, if any, and interest on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities; and the delivery to the Trustee of an opinion of counsel to the effect that the holders of the Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and related covenant defeasance and will be subject to United States federal income tax in the same amount and in the same manner and at the same times as would have been the case if such deposit and related covenant defeasance had not occurred. (Indenture (S) 8.4)

  Defeasance and Events of Default. In the event the Company exercises its option to omit compliance with certain covenants of the Indenture with respect to any series of Debt Securities and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and government obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their stated maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

CONVERSION INTO CAPITAL STOCK OF THE COMPANY

  If and to the extent set forth in the Indenture and described in the applicable Prospectus Supplement, any portion of the principal amount of any Debt Securities of any series that is $1,000 or an integral multiple thereof may be converted into shares of Common Stock and/or Preferred Stock of the Company at any time prior to redemption (if applicable) or maturity, following the date set forth in the applicable Prospectus Supplement. The specific class of capital stock of the Company into which Debt Securities are convertible and the other terms pertaining to such conversion right will be set forth in the applicable Prospectus Supplement.

CONCERNING THE TRUSTEE

  The Company maintains banking relationships in the ordinary course of business with one or more affiliates of the Trustee. The trustee also serves as trustee under the Company's indenture dated as of August 1, 1994.

                         DESCRIPTION OF CAPITAL STOCK

  The following statements with respect to the Company's capital stock are subject to the detailed provisions of the Company's Restated Certificate of Incorporation (as amended, the "Certificate of Incorporation") and Bylaws, as amended (the "Bylaws"), the Rights Agreement (as defined below) and the Deposit Agreement (as defined below). These statements do not purport to be complete and are qualified in their entirety by reference to the terms of the Certificate of Incorporation, the Bylaws, the Rights Agreement and the Deposit Agreement, which are incorporated by reference as exhibits to the Registration Statement.

GENERAL

  Mattel's authorized capital stock as of the date of this Prospectus consists of 600,000,000 shares of Common Stock, $1.00 par value per share, 3,000,000 shares of Preferred Stock, $1.00 par value per share, and 20,000,000 shares of Preference Stock, $.01 par value per share. Mattel does not presently have outstanding, and Mattel's Certificate of Incorporation does not authorize, any other classes of capital stock. The issued and outstanding shares of Common Stock and Preferred Stock are duly authorized, validly issued, fully paid and nonassessable.

COMMON STOCK

  Holders of shares of Common Stock have no preemptive, redemption or conversion rights. The holders of Common Stock are entitled to receive dividends when and as declared by the Mattel Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of Mattel, the holders of Common Stock may share ratably in the net assets of Mattel and liquidating distributions to holders of Preferred Stock or Preference Stock, if any. Each holder of Common Stock is entitled to one vote per share of Common Stock held of record by such holder and may cumulate its votes in the election of directors. Each outstanding share of Common Stock is accompanied by a right to purchase one one-hundredth (128/37,500ths as adjusted to reflect a series of stock splits) of a share of Mattel Series E Junior Participating Preference Stock, $.01 par value per share (the "Series E Preference Shares"). There are 1,500,000 shares of Series E Preference Shares authorized for issuance. There are currently no Series E Preference Shares outstanding. See "--Description of Preference Share Purchase Rights."

  The registrar and transfer agent for the Common Stock is The First National Bank of Boston.

DESCRIPTION OF PREFERENCE SHARE PURCHASE RIGHTS

  On February 7, 1992, the Mattel Board of Directors declared a dividend of one preference share purchase right (a "Right") for each outstanding share of Common Stock. The dividend was paid on February 17, 1992 (the "Record Date") to the stockholders of record on that date. At the date the dividend was declared and paid, each Right entitled the registered holder to purchase from the Company one one-hundredth of a Series E Preference Share at a price per share of $150 (the "Purchase Price"), subject to adjustment. Subsequent to the Record Date, and pursuant to the terms of the Rights, the number of one one-hundredths of a share of Series E Preference Shares purchasable from the Company upon exercise of a Right was adjusted to 128/37,500ths of a share of Series E Preference Shares, reflecting a series of stock splits in the underlying Common Stock paid in the form of a series of dividends on the Common Stock. The description and terms of the Rights are set forth in a Rights Agreement dated as of February 7, 1992 (the "Rights Agreement") between the Company and The First National Bank of Boston, as Rights Agent (the "Rights Agent").

  Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 20% or more of the outstanding Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights are evidenced, with respect to any Common Stock certificate outstanding as of the Record Date, by such Common Stock certificate with a copy of the Summary of Rights pertaining to such Rights (the "Summary of Rights") attached thereto.

  The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

  The Rights are not exercisable until the Distribution Date. The Rights will expire on February 17, 2002 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

  The Purchase Price payable, and the number of Series E Preference Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series E Preference Shares, (ii) upon the grant to holders of the Series E Preference Shares of certain rights or warrants to subscribe for or purchase Series E Preference Shares at a price, or securities convertible into Series E Preference Shares with a conversion price, less than the then-current market price of the Series E Preference Shares or (iii) upon the distribution to holders of the Series E Preference Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Series E Preference Shares) or of subscription rights or warrants (other than those referred to above).

  The number of outstanding Rights and the number of one one-hundredths of a Preference Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or subdivision, consolidation or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

  Series E Preference Shares purchasable upon exercise of the Rights will not be redeemable. Each Preference Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 292.969 (as adjusted) times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Series E Preference Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 292.969 (as adjusted) times the payment made per share of Common Stock. Each Series E Preference Share will have 292.969 (as adjusted) votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Series E Preference Share will be entitled to receive 292.969 (as adjusted) times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

  Because of the nature of the Series E Preference Shares' dividend, liquidation and voting rights, the value of the fractional interest (128/37,500ths as adjusted) in a Preference Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

  In the event that, after a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provisions shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right.

  At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth (128/37,500ths as adjusted) of a Series E Preference Share (or of a share of a class or series of the Company's preference stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Series E Preference Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Series E Preference Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Series E Preference Shares on the last trading date prior to the date of exercise.

  At any time prior to the time an Acquiring Person becomes such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.0034133 per Right (as adjusted) (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding shares of Common Stock then known to the Company to be beneficially owned by any person or group of affiliated or associated persons (other than (a) the Company, (b) any subsidiary of the Company, (c) any employee benefit plan of the Company or any subsidiary of the Company, (d) any entity holding Common Stock for or pursuant to the terms of any such plan or (e) E.M. Warburg, Pincus & Co., Inc., a Delaware corporation, and its affiliates and associates) and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights.

  For the purpose of calculating the various percentage ownership thresholds contained in the Rights Agreement, shares issued in connection with the capital investment approved by the Company's shareholders at the 1984 Annual Meeting and still owned by the original owner, or owned by certain qualified transferees, are excluded from the amount deemed to be beneficially owned by such persons. However, if such original owner or qualified transferee becomes a member of a group with certain other persons, such shares will be included in the amount attributable to, and will be deemed to be beneficially owned by, such other persons.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Mattel on terms not approved by Mattel's Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Mattel Board of Directors since the Rights may be redeemed by Mattel at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 20% or more of the Common Stock.

PREFERRED STOCK

  The Mattel Board of Directors has the power, without further vote of shareholders, to authorize the issuance of up to 3,000,000 shares of Preferred Stock and 20,000,000 shares of Preference Stock and to fix and determine the terms, limitations and relative rights and preferences of any shares of Preferred Stock or Preference Stock that it causes to be issued. This power includes the authority to establish voting, dividend, redemption, conversion, liquidation and other rights of any such shares. No shares of Preference Stock are now outstanding.

SERIES B VOTING CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

  Mattel is authorized to and has issued 53,631 shares of Series B Preferred Stock.

  Holders of Series B Preferred Stock are entitled to receive, when and as dividends on the Series B Preferred Stock are declared by the Board of Directors out of funds legally available therefor, cash dividends, accruing at the rate per share of 6% of the liquidation preference per annum. The Series B Preferred Stock has a liquidation preference of $1,050 per share and will be convertible, at the option of the holder, into shares of Common Stock at a conversion price per share of approximately $20.46 subject to certain adjustments set forth in the Certificate of Designations for the Series B Preferred Stock. Commencing in April 1999, the shares of Series B Preferred Stock will be convertible into Common Stock for designated periods at the then market price, but not less than a price per share of approximately $10.23. Holders of Series B Preferred Stock are entitled to vote (on an as-converted basis) with the holders of Common Stock and Series C Preferred Stock as a single class on all matters on which the holders of Common Stock may vote. The Company has the option, at any time, to exchange Series B Preferred Stock for 6% convertible subordinated notes due 2004 of Mattel. The Company may redeem Series B Preferred Stock, in whole or in part, at any time for an amount equal to 105.25% of its liquidation value if the average closing price (as defined in the Certificate of Designations relating to the Series B Preferred Stock) of Common Stock exceeds 175% of the then current conversion price of the Series B Preferred Stock. The 175% threshold is reduced to 150% for redemptions after April 15, 1998 and eliminated for redemptions commencing April 15, 1999. In addition, the redemption price is reduced over time from 105.25% of the liquidation value to 100% in 2004. On April 15, 2004, the Company is required to redeem all outstanding shares of Series B Preferred Stock and the redemption price shall be paid, at the Company's option, in cash or in shares of Common Stock.

  Pursuant to the terms of a registration rights agreement among the Company and the holders of the Series B Preferred Stock, the Company has granted the holders thereof certain demand and incidental registration rights with respect to the Series B Preferred Stock, any Common Stock issued upon conversion of such preferred stock or any notes issued in exchange for such preferred stock. The shares issued upon conversion of the Series B Preferred Stock will be duly issued, fully paid and nonassessable.

SERIES C MANDATORILY CONVERTIBLE REDEEMABLE PREFERRED STOCK; SERIES C DEPOSITARY SHARES

  The Company is authorized to and has issued 772,800 shares of Series C Preferred Stock. In addition, the Company has outstanding 19,320,000 Series C Depositary Shares. The shares of Series C Preferred Stock are represented by Series C Depositary Shares, each such share representing one twenty-fifth of a share of Mattel Series C Preferred Stock. Subject to the terms of such deposit agreement, each owner of a Series C Depositary Share is entitled to all the rights and preferences of the Series C Preferred Stock represented thereby, and subject, proportionately, to all of the limitations of the Series C Preferred Stock represented thereby, contained in the Certificate of Designation related to the Series C Preferred Stock summarized below.

  Holders of Series C Preferred Stock are entitled to receive, when and as dividends on the Series C Preferred Stock are declared by the Board of Directors out of funds legally available therefor, cash dividends from the issue date, accruing at the rate per share of 8.25% per annum. The Series C Preferred Stock has a liquidation preference of $125 per share. On July 1, 2000 (the "Mandatory Conversion Date"), each outstanding share of Series C Preferred Stock will automatically convert into (i) 13.5753 shares of Common Stock (the "Mandatory Conversion Rate"), and (ii) the right to receive cash in an amount equal to all accrued and unpaid dividends on such Series C Preferred Stock (other than previously declared dividends payable to a holder of record as of a prior date) to the Mandatory Conversion Date, whether or not declared, out of funds legally available for the payment of dividends, subject to (1) the right of the Company to redeem the Series C Preferred Stock on or after July 1, 1999 (the "First Call Date") and before the Mandatory Conversion Date and (2) the conversion of the Series C Preferred Stock to Common Stock at the option of the holder at any time before the Mandatory Conversion Date. The Mandatory Conversion Rate is subject to adjustment in certain circumstances. The shares of Series C Preferred Stock are not redeemable prior to the First Call Date. At any time and from time to time on or after that date until immediately before the Mandatory Conversion Date, the Company may redeem, in whole or in part, the outstanding Series C Preferred Stock. Shares of Series C Preferred Stock are convertible in whole or in part, at the option of the holder thereof at any time before the Mandatory Conversion Date, unless previously redeemed, into shares of Common Stock at the rate of 10.0159 (which rate is subject to adjustment) shares of Common Stock per share of Series C Preferred Stock. The holders of Series C Preferred Stock have the right with the holders of Common Stock to vote in the election of directors and upon each other matter coming before any meeting of the holders of Common Stock. Each share of Series C Preferred Stock is entitled to 12.219 votes. The holders of Series C Preferred Stock, Common Stock and Series B Preferred Stock vote together as one class on such matters except as otherwise provided by law or by the Certificate of Incorporation of the Company.

                       DESCRIPTION OF DEPOSITARY SHARES

  The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and the Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement and Depositary Receipts relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of the Preferred Stock. The forms of Deposit Agreement and Depositary Receipt are filed as exhibits to, or incorporated by reference in, the Registration Statement of which this Prospectus is a part.

GENERAL

  The Company may, at its option, elect to offer fractional shares of Preferred Stock rather than full shares of Preferred Stock. In the event such option is exercised, the Company will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of the Preferred Stock) of a share of a particular series of the Preferred Stock as described below.

  The shares of any series of the Preferred Stock represented by Depositary Shares will be deposited under a separate deposit agreement (the "Deposit Agreement") among the Company, a bank or trust company selected by the Company (the "Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will in general be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

  The Depositary Shares relating to any series of the Preferred Stock will be evidenced by Depositary Receipts issued pursuant to the related Deposit Agreement. Depositary Receipts will be distributed to those persons purchasing such Depositary Shares in accordance with the terms of the offering made by the related Prospectus Supplement.

  Upon surrender of Depositary Receipts at the office of the Depositary and upon payment of the charges provided in the Deposit Agreement and subject to the terms thereof, a holder of Depositary Receipts is entitled to have the Depositary deliver to such holder the whole shares of Preferred Stock underlying the Depositary Shares evidenced by the surrendered Depositary Receipts. However, there may be no market for the underlying Preferred Stock and once the underlying Preferred Stock is withdrawn from the Depositary, it may not be redeposited.

DIVIDENDS AND OTHER DISTRIBUTIONS

  The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Receipts relating to such Preferred Stock in proportion, insofar as practicable, to the respective numbers of Depositary Shares evidenced by such Depositary Receipts held by such holders on the relevant record date. The Depositary will distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Receipts a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Receipts then outstanding.

  In the event of a distribution other than in cash, the Depositary will distribute such amounts of the securities or property received by it as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Depositary Receipts held by such holders on the relevant record date, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale of such securities or property.

  The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock will be made available to holders of Depositary Receipts.

  The amount distributed in all of the foregoing cases will be reduced by any amounts required to be withheld by the Company or the Depositary on account of taxes and governmental charges.

REDEMPTION OF DEPOSITARY SHARES

  If a series of the Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The Depositary will mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Receipts evidencing the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock plus all money and other property, if any, payable with respect to such Depositary Share, including all amounts payable by the Company in respect of any accumulated but unpaid dividends. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata (subject to rounding to avoid fractions of Depositary Shares) as may be determined by the Depositary.

  After the date fixed for redemption, the Depositary Shares so called for redemption will not longer be deemed to be outstanding and all rights of the holders of Depositary Receipts evidencing such Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any moneys or other property to which such holders were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED STOCK

  Upon receipt of notice of any meeting or action to be taken by written consent at or as to which the holders of the Preferred Stock are entitled to vote or consent, the Depositary will mail the information contained in such notice of meeting or action to the record holders of the Depositary Receipts evidencing the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Receipts on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights or the giving or refusal of consent, as the case may be, pertaining to the number of shares of the Preferred Stock represented by the Depositary Shares evidenced by such holder's Depositary Receipts. The Depositary will endeavor, insofar as practicable, to vote, or give or withhold consent with respect to, the maximum number of whole shares of the Preferred Stock represented by all Depositary Shares as to which any particular voting or consent instructions are received, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting, or giving consents with respect to, shares of the Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing Depositary Shares representing such Preferred Stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

  The form of Depositary Receipt evidencing the Depositary Shares relating to any series of Preferred Stock and any provision of the related Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect which they may deem necessary or desirable. However, any amendment which imposes or increases any fees, taxes or charges upon holders of Depositary Shares or Depositary Receipts relating to any series of Preferred Stock or which materially and adversely alters the existing rights of such holders will not be effective unless such amendment has been approved by the record holders of Depositary Receipts evidencing at least a majority of such Depositary Shares then outstanding. Notwithstanding the foregoing, no such amendment may impair the right of any holder of Depositary Shares or Depositary Receipts to receive any moneys or other property to which such holder may be entitled under the terms of such Depositary Receipts or the Deposit Agreement at the times and in the manner and amount provided for therein. A Deposit Agreement may be terminated by the Company or the Depositary only after (a) all outstanding Depositary Shares relating thereto have been redeemed and any accumulated and unpaid dividends on the Preferred Stock represented by the Depositary Shares, together with all other moneys and property, if any, to which holders of the related Depositary Receipts are entitled under the terms of such Depositary Receipts or the related Deposit Agreement, have been paid or distributed as provided in the Deposit Agreement or provision therefor has been duly made,
(b) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Receipts, or (c) in the event the Depositary Shares relate to a series of Preferred Stock which is convertible into shares of Common Stock or another series of Preferred Stock, all outstanding Depositary Shares have been converted into shares of Common Stock or another series of Preferred Stock.

MISCELLANEOUS

  The Depositary will forward to record holders of Depositary Receipts, at their respective addresses appearing in the Depositary's books, all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock or Depositary Receipts.

  The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the Depositary Receipts evidencing the Depositary Shares, any redemption of the Preferred Stock and any withdrawals of Preferred Stock by the holders of Depositary Shares. Holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

  The Deposit Agreement will contain provisions relating to adjustments in the fraction of a share of Preferred Stock represented by a Depositary Share in the event of a change in par value, split-up, combination or other reclassification of the Preferred Stock or upon any recapitalization, merger or sale of substantially all of the assets of the Company as an entirety.

  Neither the Depositary nor any of its agents nor any registrar nor the Company will be (a) liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement, (b) subject to any liability under the Deposit Agreement to holders of Depositary Receipts other than for the relevant party's gross negligence or willful misconduct, or (c) obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or the Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by holders of Depositary Receipts or other persons in good faith believed to be competent and on documents reasonably believed to be genuine.

RESIGNATION OR REMOVAL OF DEPOSITARY

  The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

                      DESCRIPTION OF SECURITIES WARRANTS

  The Company may issue Warrants for the purchase of Debt Securities ("Debt Warrants"), Preferred Stock ("Preferred Stock Warrants"), Depositary Shares ("Depositary Share Warrants"), or Common Stock ("Common Stock Warrants"). Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as Warrant Agent, all as set forth in the applicable Prospectus Supplement relating to the particular issue of Warrants. The Warrant Agent will act solely as an agent of the Company in connection with the Warrant Agreement or any certificates evidencing the Warrants ("Warrant Certificates") and will not assume any obligation or relationship of agency or trust for or with any holders of Warrant Certificates or beneficial owners of Warrants. Copies of the forms of Warrant Agreements and the forms of Warrant Certificates representing the Warrants will be filed by a post-effective amendment to the Registration Statement or incorporated by reference in connection with the offering of any Warrants. The following summaries of certain provisions of the forms of Warrant Agreements and Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreements and the Warrant Certificates.

GENERAL

  If Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Warrants, including, in the case of Warrants for the purchase of Debt Securities (the "Underlying Debt Securities"), the following, where applicable: (i) the title and aggregate number of such Debt Warrants;
(ii) the title, rank, aggregate principal amount, denominations, and terms of the Underlying Debt Securities; (iii) the currencies in which such Debt Warrants are being offered; (iv) the principal amount of the series of Debt Securities purchasable upon exercise of each such Debt Warrant and the exercise price, or the manner of determining such price, at which and currencies in which such Debt Securities may be purchased; (v) the time or times, or period or periods, in which such Debt Warrants may be exercised and the date (the "Expiration Date") on which such exercise right shall expire; (vi) United States federal income tax consequences; (vii) the terms of any right of the Company to redeem or accelerate the exercisability of such Debt Warrants;
(viii) the offering price of such Debt Warrants; and (ix) any other terms of such Debt Warrants.

  In the case of Warrants for the purchase of Preferred Stock (the "Underlying Preferred Stock") or Depositary Shares (the "Underlying Depositary Shares"), the Prospectus Supplement will describe the terms of such Warrants, including the following, where applicable: (i) the title and aggregate number of such Preferred Stock Warrants or Depositary Share Warrants; (ii) the specific designation and stated value per share and any dividend (including the method of calculating payment of dividends), liquidation, redemption, voting and other rights of the Underlying Preferred Stock or Underlying Depositary Shares; (iii) the number of shares of Preferred Stock or Depositary Shares that may be purchased on exercise of each Preferred Stock Warrant or Depositary Share Warrant; (iv) the exercise price or manner of determining such price and, if other than cash, the property and manner in which the exercise price may be paid and any minimum number of Preferred Stock Warrants or Depositary Share Warrants exercisable at one time; (v) the terms of any right of the Company to redeem or accelerate the exercisability of such Preferred Stock Warrants or Depositary Share Warrants; (vi) the time or times, or period or periods, in which the Preferred Stock Warrants or Depositary Share Warrants may be exercised and the Expiration Date; (vii) United States federal income tax consequences; and (viii) any other terms of such Preferred Stock Warrants or Depositary Share Warrants.

  In the case of Common Stock Warrants, the Prospectus Supplement will describe the terms of such Warrants, including the following, where applicable: (i) the title and aggregate number of such Common Stock Warrants;
(ii) the number of shares of Common Stock that may be purchased on exercise of each Common Stock Warrant; (iii) the exercise price or manner of determining such price and, if other than cash, the property and manner in which the exercise price may be paid and any minimum number of Common Stock Warrants exercisable at one time; (iv) the terms of any right of the Company to redeem or accelerate the exercisability of such Common Stock Warrants; (v) the time or times, or period or periods, in which the Common Stock Warrants may be exercised and the Expiration Date; (vi) United States federal income tax consequences; and (vii) any other terms of such Common Stock Warrants.

  Warrants may be exchanged for new Warrants of different denominations, may (if in registered form) be presented for registration of transfer and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. No service charge will be made for any permitted transfer or exchange of Warrant Certificates, but the Company may require payment of any tax or other governmental charge payable in connection therewith. Prior to the exercise of any Debt Warrants, Preferred Stock Warrants, Depositary Share Warrants or Common Stock Warrants, holders of such Warrants, as such, will not have any of the rights of holders of the Debt Securities, Preferred Stock, Depositary Shares or Common Stock, respectively, purchasable upon such exercise, including (i) in the case of Debt Warrants, the right to receive payments of principal of (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or (ii) in the case of Preferred Stock, Depositary Shares and Common Stock Warrants, the right to receive payments of dividends, if any, on the Preferred Stock, Depositary Shares or Common Stock, as the case may be, purchasable upon such exercise or to exercise any applicable right to vote.

EXERCISE OF WARRANTS

  Each Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of shares of Preferred Stock, Depositary Shares or Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Warrants will become void.

  Warrants may be exercised by delivering to the Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the underlying Debt Securities, Preferred Stock,

Depositary Shares or Common Stock, as the case may be, together with certain information set forth on the reverse side of the Warrant. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt, within five business days, of the Warrant Certificate evidencing such Warrants. Upon receipt of such payment and such Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the underlying Debt Securities, Preferred Stock, Depositary Shares or Common Stock, as the case may be. If fewer than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants. The holder of a Warrant will be required to pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of the underlying Debt Securities, Preferred Stock, Depositary Shares or Common Stock, as the case may be.

MODIFICATIONS

  The Warrant Agreements and the terms of the Warrants may be modified or amended by the Company and the Warrant Agent, without the consent of any holder, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner that the Company deems necessary or desirable and that will not materially adversely affect the interests of the holders of the Warrants.

  The Company and the Warrant Agent may also modify or amend the Warrant Agreement and the terms of the Warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised Warrants affected thereby; provided that no such modification or amendment that accelerates the Expiration Date, increases the exercise price, reduces the number of outstanding Warrants the consent of the holders of which is required for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the Warrants, may be made without the consent of each holder affected thereby.

PREFERRED STOCK, DEPOSITARY SHARES AND COMMON STOCK WARRANT ADJUSTMENT

  The terms and conditions on which the exercise price of and/or the number of shares of Preferred Stock, Depositary Shares or Common Stock covered by a Preferred Stock Warrant, Depositary Share Warrant or Common Stock Warrant, respectively, are subject to adjustment will be set forth in the Preferred Stock Warrant Certificate, Depositary Share Warrant Certificate or Common Stock Warrant Certificate, as the case may be, and the applicable Prospectus Supplement. Such terms will include provisions for adjusting the exercise price of and/or the number of shares of Preferred Stock, Depositary Shares or Common Stock covered by such Preferred Stock Warrant, Depositary Share Warrant or Common Stock Warrant, as the case may be; the events requiring such adjustment; the events upon which the Company may, in lieu of making such adjustment, make proper provisions so that the holder of such Preferred Stock Warrant, Depositary Share Warrant or Common Stock Warrant, as the case may be, upon exercise thereof, would be treated as if such holder had exercised such Preferred Stock Warrant, Depositary Share Warrant or Common Stock Warrant, as the case may be, prior to the occurrence of such events; and provisions affecting exercise in the event of certain events affecting the Preferred Stock, Depositary Shares or Common Stock, as the case may be.

                      DESCRIPTION OF UNITS OF SECURITIES

  The Company may issue Units consisting of two or more other constituent Securities, which Units may be issuable as, and for the period of time specified therein may be transferable as, a single Security only, as distinguished from the separate constituent Securities comprising such Units. Any such Units will be offered pursuant to a Prospectus Supplement which will
(i) identify and designate the title of any series of Units; (ii) identify and describe the separate constituent Securities comprising such Units; (iii) set forth the price or prices at which such Units will be issued; (iv) describe, if applicable, the date on and after which the constituent Securities comprising the Units will become separately transferable; (v) provide information with respect to book-entry procedures, if any; (vi) discuss applicable United States federal income tax considerations relating to the Units; and (vii) set forth any other terms of the Units and their constituent Securities.

                             PLAN OF DISTRIBUTION

GENERAL

  Mattel may sell the Securities being offered hereby: (i) directly to purchasers; (ii) through agents; (iii) through dealers; (iv) through underwriters; or (v) through a combination of any such methods of sale.

  The distribution of the Securities may be effected from time to time in one or more transactions either: (i) at a fixed price or prices, which may be changed; (ii) at market prices prevailing at the time of sale; (iii) at prices related to such prevailing market prices; or (iv) at negotiated prices.

  Offers to purchase Securities may be solicited directly by Mattel. Offers to purchase Securities may also be solicited by agents designated by Mattel from time to time. Any such agent, who may be deemed to be an "underwriter" as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by Mattel to such agent will be set forth, in the Prospectus Supplement.

  If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, Mattel will sell such Securities to the dealer, as principal. The dealer, who may be deemed to be an "underwriter" as that term is defined in the Securities Act, may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

  If an underwriter is, or underwriters are, utilized in the sale, Mattel will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public. In connection with the sale of Securities, such underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agents. Underwriters may also sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriting compensation paid by the Company to underwriters in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the Prospectus Supplement.

  Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with Mattel, to indemnification by Mattel against certain civil liabilities, including liabilities under the Securities Act. Underwriters and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

DELAYED DELIVERY ARRANGEMENTS

  If so indicated in the Prospectus Supplement, Mattel will authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase Securities pursuant to contracts providing for payment and delivery on a future date or dates. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such contract will not be subject to any conditions except that (a) the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and (b) if the Securities are also being sold to underwriters, Mattel shall have sold to such underwriters the Securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts. The Prospectus Supplement relating to such contracts will set forth the price to be paid for Securities pursuant to such contracts, the commissions payable for solicitation of such contracts and the date or dates in the future for delivery of Securities pursuant to such contracts.

                                 LEGAL MATTERS

  The validity of the Securities will be passed upon for the Company by Irell & Manella LLP, Los Angeles, California. Ronald M. Loeb, of counsel to the law firm of Irell & Manella LLP, is a Director of the Company and is the beneficial owner of 98,795 shares of Common Stock, including 15,000 shares of Common Stock which may be acquired immediately upon the exercise of options. Certain legal matters will be passed upon for any underwriters or agents by O'Melveny & Myers LLP, Los Angeles, California.

                                    EXPERTS

  The historical financial statements of the Company as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 incorporated by reference in this Prospectus to the Company's Annual Report on Form 10-K and the audited financial statements, restated to give effect to the merger with Tyco accounted for as a pooling of interests, for the aforementioned periods incorporated by reference in this Prospectus to the Company's Current Report on Form 8-K dated July 30, 1997 have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting and, with respect to the historical financial statements of Tyco for the aforementioned periods, in reliance on the report of Deloitte & Touche LLP, independent auditors, given upon their authority as experts in accounting and auditing.

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 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT
Notice Regarding Forward-Looking Statements...............................   S-2
The Company...............................................................   S-3
Recent Developments.......................................................   S-3
Use of Proceeds...........................................................   S-4
Capitalization............................................................   S-4
Selected Financial Data...................................................   S-5
Description of Securities.................................................   S-6
Underwriting..............................................................   S-8
Notice to Canadian Residents..............................................   S-9
Legal Matters.............................................................  S-10
                                  PROSPECTUS
Available Information.....................................................     3
Incorporation of Certain Documents by Reference...........................     3
The Company...............................................................     4
Use of Proceeds...........................................................     4
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges
 and Preferred Stock Dividends............................................     5
Description of Debt Securities............................................     5
Description of Capital Stock..............................................    14
Description of Depositary Shares..........................................    18
Description of Securities Warrants........................................    21
Description of Units of Securities........................................    23
Plan of Distribution......................................................    24
Legal Matters.............................................................    25
Experts...................................................................    25

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                            [LOGO OF MATTEL, INC.]

                                 $150,000,000
                                    % Notes
                               Due July 15, 2003

                                 $150,000,000
                                    % Notes
                               Due July 15, 2005


                             PROSPECTUS SUPPLEMENT


                          CREDIT SUISSE FIRST BOSTON
                          MORGAN STANLEY DEAN WITTER


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